Exhibit 10.4

Form of Irrevocable Undertaking Used by Other Shareholders of FD

IRREVOCABLE UNDERTAKING

To:	FTI FD LLC	(the Offeror)
	and FTI Consulting, Inc.	(FTI)

Proposed offer for FD International (Holdings) Limited

1.	I/we understand that:

(a)	the Offeror intends to make an offer (the Offer) to the shareholders (the Shareholders) of FD International (Holdings) Limited (a company incorporated in England and Wales with registered number 4502457) (the Target) to acquire all of the A ordinary shares of 10p each, all of the B ordinary shares of 10p each and all of the C ordinary shares of 10p each (the Shares) in the capital of the Target (and all of the deferred shares of 10p each arising on the operation of the conversion provisions (the Ratchet) in the articles of association of the Target) and all of the Preferred Finance Securities issued by FD International 2 Limited;

(b)	the Offer consists of a cash offer (the Cash Option) with an alternative composite option (the Earn Out Option);

(c)	Shareholders electing to accept either the Cash Option or the Earn Out Option will be paid for each Share in the manner and on the terms and conditions contained in the formal document containing the Offer (the Offer Document);

(d)	the Offer (including the Cash Option and the Earn Out Option) will be on the terms and conditions to be set out in the Offer Document which will be substantially in the form of the attached draft Offer Document.

2.	In consideration of the Offeror agreeing to make the Offer, I/we undertake, warrant, agree and represent to and with the Offeror and FTI in the following terms:

(a)	I am/we are, together, the registered holder/s and beneficial owner/s of, and have all relevant authority to accept the Offer in respect of, the number of Shares (before the operation of the Ratchet) specified in Schedule 1 and any other Shares which I/we otherwise become entitled to after signing this undertaking and any other such shares attributable to or deriving from the Shares (the Specified Shares) and to transfer them with full title guarantee and together with all rights attaching to them as envisaged by the terms of the Offer;

(b)	the Offeror will acquire all the Specified Shares (in their resultant form after the operation of the Ratchet) less any Excluded Shares (as defined below) pursuant to the Offer free from any lien, charge, or other encumbrance, equity or other third party right of any nature and together with all rights of any nature attaching or accruing to them including the right to all dividends declared, made or paid after the date of this letter;

(c)	I/we will accept the Offer and elect for the Earn Out Option (and if UK resident will elect for the Earn Out Option to be satisfied in loan notes) in respect of all the Specified Shares less any Excluded Shares and I/we will deliver duly completed Form of Acceptance together with the Share certificate(s) (or indemnity for lost certificate) and/or other document(s) of title and/or evidence of authority in accordance with the terms of the Offer, no later than 3.00 p.m. London time on the day on which the Offer Document is despatched on the terms that transfer of the right, title and interest in and to the Specified Shares to the Offeror (pursuant to the Offer) shall take place against settlement by the Offeror of the cash and FTI Shares components, to which all Shareholders are entitled under the Earn Out Option pursuant to the terms of the Offer on the Settlement Date (as defined below);

(d)	unless and until the Offer lapses or is withdrawn, I/we will not:

(i)	sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Specified Shares or any interest in any of the Specified Shares except to the Offeror under the Offer; or

(i)	accept any other offer in respect of any of the Specified Shares (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

(ii)	withdraw the acceptance referred to in paragraph 2(b) above in respect of any of those Specified Shares (notwithstanding any right to withdraw, including without limitation pursuant to any provision in the Offer Document); and

(e)	this undertaking may be referred to in the Offer Document.

3.	The following additional provisions apply to this undertaking:

(a)	all obligations under this undertaking will lapse if:

(i)	the Offer Document has not been posted within 10 days after the date of this undertaking;

(ii)	the Offer lapses or is withdrawn; or

(iii)	settlement by the Offeror of the cash and FTI Shares components to which all Shareholders are entitled under the Earn Out Option pursuant to the terms of the Offer has not occurred on the Settlement Date (as defined below);

(b)	I/we acknowledge that, if I/we fail to accept the Offer in accordance with my/our obligations under paragraphs 2(b) or 2(c) or should otherwise be in breach of any of my/our obligations in this undertaking, damages alone would not be an adequate remedy and that an order for specific performance would be an essential element of any adequate remedy for such failure or breach;

(c)	I/we acknowledge that my/our shareholding of A Shares and/or C Shares will alter on application of the Ratchet and that the Shares to be transferred to you hereunder shall be those resulting from and reflecting operation of the Ratchet;

(d)	I/we acknowledge that settlement of the cash and FTI Shares components to which I/we will be entitled under the Earn Out Option will occur on 3 October 2006 (the Settlement Date) and that transfer to the Offeror (pursuant to the Offer) of title to the Specified Shares will only occur after, and provided that, such settlement has been made on the Settlement Date;

(e)	any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence;

(f)	references in this undertaking to a person having an “interest in Shares” include all interests which a person would be required to notify to the Target (or any of its subsidiaries) if he were a director of the Target or any of its subsidiaries;

(g)	in this undertaking the expression the “Offer” extends to any improved or revised offer on behalf of the Offeror;

(h)	this undertaking shall bind my/our estate and personal representatives;

(i)	by way of security for my/our obligations under this undertaking I/we each irrevocably appoint any director of the Offeror to be my/each of our attorney to execute in my/our name(s) and on my/our behalf a form of acceptance of the Offer in respect of all or any of the Specified Shares to the extent that I/we have failed to comply with my/our obligations in paragraphs 2(b) and 2(c) of this undertaking, and to sign, execute and deliver any documents (including any indemnity for lost certificate) and do all acts and things as may be necessary for or incidental to the acceptance of the Offer in relation to the Specified Shares;

(j)	to the extent that any of the Specified Shares are not registered in my/our name, I/we will procure the registered holder(s) to act in accordance with the terms of this undertaking;

(k)	any reference to a time in this undertaking is a reference to London time;

(l)	“Excluded Shares” means those Specified Shares which have been issued in the one year prior to the date of this undertaking and which are set out in Schedule 2 (Excluded Shares);

(m)	this undertaking shall be governed by English law; and

(n)	I/we each submit to the jurisdiction of the English courts for all purposes in relation to this undertaking.

4.	Words and expressions used but not defined in this undertaking shall have the same meanings ascribed to them in the Offer Document.

SCHEDULE 1

THE SPECIFIED SHARES

1. REGISTERED [AND BENEFICIALLY OWNED] IN THE NAME OF THE PERSON(S) GIVING THE UNDERTAKING

Exact name(s) and address(es) of registered holders as appearing on the register of members	No. of Shares
[Name]	[•] A ordinary shares of 10p each

[•] B ordinary shares of 10p each

[•] C ordinary shares of 10p each

[Exact name(s) and address(es) of beneficial owner]
[Spouse’s name]	[•] A ordinary shares of 10p each

[•] B ordinary shares of 10p each

[•] C ordinary shares of 10p each

[Where all the shares are already registered in the name of the shareholder and his/her spouse, please delete words in block brackets, otherwise indicate the split between registered and beneficially held shares.]

SCHEDULE 2

EXCLUDED SHARES

Name of registered holder	Date of issue	No. of Shares
[Name]		[•] A ordinary shares of 10p each [•] B ordinary shares of 10p each [•] C ordinary shares of 10p each
[•] A ordinary shares of 10p each [•] B ordinary shares of 10p each [•] C ordinary shares of 10p each
[•] A ordinary shares of 10p each [•] B ordinary shares of 10p each [•] C ordinary shares of 10p each

EXECUTION

SIGNED and delivered as a deed by the person named above in the presence of:	) ) )	(Signature)

Witness’s signature:

Name:

Address:

Occupation:

SIGNED and delivered as a Deed by above in the presence of:	) ) )	([Spouse’s] Signature)

Witness’s signature:

Name:

Address:

Occupation: